Exhibit 5.1

morrison & foerster llp

beijing, berlin, boston,
 brussels, denver, hong kong,
 london, los angeles, new york,
 northern virginia, palo alto,
 san diego, san francisco, shanghai,
 singapore, tokyo, washington, d.c.

March 28, 2022

Board of Directors
Sky Harbour Group Corporation
136 Tower Road, Suite 205
Westchester County Airport
White Plains, NY 10604

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Sky Harbour Group Corporation (previously known as Yellowstone Acquisition Corp.), a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of (a) the issuance by the Company of shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of the Company upon the exercise of warrants, and (b) the resale of Class A Common Stock and warrants issued by the Company held by certain shareholders and holders of outstanding warrants of the Company, as follows:

(i)
the issuance of up to 7,719,779 shares (the “Private Warrant Shares”) of Class A Common Stock that are issuable upon the exercise of 7,719,779 warrants (the “Private Warrants”) to purchase Class A Common Stock issued concurrently with the initial public offering of the Company (the “IPO”), all of which are authorized but heretofore unissued shares;

(ii)
the issuance of up to 6,799,439 shares (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) of Class A Common Stock that are issuable upon the exercise of 6,799,439 warrants issued in the IPO (the “Public Warrants” and, together with the Private Warrants, the “Warrants”);

(iii)	the resale of up to 7,719,779 shares of Class A Common issuable upon the exercise of the Private Warrants; and

(iv)	the resale of the Private Warrants.

Board of Directors
Sky Harbour Group Corporation
March 28, 2022
Page Two

The Warrants are governed under the terms of that certain Warrant Agreement, dated as of October 21, 2020 (the “Warrant Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the registration of the Warrant Shares and the Private Warrants. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Class A Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Class A Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrant Agreement) will not be adjusted to an amount below the par value per share of the shares of Class A Common Stock.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect, and, with respect to the Warrants, the laws of the State of New York as currently in effect. We express no opinion as to the enforceability of the New York choice-of-law provision contained in the Warrant Agreement. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.
The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.	The Private Warrants constitute valid and legally binding obligations of the Company.

Board of Directors
Sky Harbour Group Corporation
March 28, 2022
Page Three

Our opinions expressed herein are subject to the following qualifications and exceptions:

a.
The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

b.
Limitations imposed by general principles of equity upon the availability of equitable remedies, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

c.
We express no opinion as to the applicability of any regulatory statute, or rule or regulation of any regulatory agency, to the Company or the effect of any such statute, rule or regulation on the opinions expressed herein.

d.
We express no opinion as to compliance with applicable antifraud statutes, and rules or regulations of applicable foreign, state and federal laws concerning the issuance or sale of the Class A Common Stock or the Warrants.

e.
Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

f.
We express no opinion as to the validity or legally binding effect of Section 4.4 of the Warrant Agreement or any related provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Board of Directors
Sky Harbour Group Corporation
March 28, 2022
Page Four

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP